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               EXHIBIT 23.2: CONSENT OF TURLINGTON AND COMPANY LLP

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                    [TURLINGTON AND COMPANY LLP LETTERHEAD]

The Board of Directors
First South Bancorp, Inc.
Washington, North Carolina


We consent to the incorporation by reference in the registration statement on Form S-8 of First South Bancorp, Inc. and Subsidiary of our report dated March 5, 2008 with respect to the consolidated statement of financial condition of First South Bancorp, Inc. and Subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2007 and 2006, which report appears in the annual report on Form 10-K of First South Bancorp, Inc.


/s/ Turlington and Company

Lexington, North Carolina
May 29, 2008